Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood Znameroski
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

THURSDAY, October 9, 2008

Material Sciences Announces Second Quarter Fiscal 2009 Results

•	Second Quarter 2009 Net Sales Increased 1.1 Percent

•	Gross Margin as Percent of Sales Improves 10.3 Percent

•	Net Cash Provided by Operations of $1.1 million

•	Successfully implemented global price increase to counter rising material costs

•	Management announces Third and Fourth Quarter Restructuring Plan

ELK GROVE VILLAGE, IL, October 9, 2008 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the second quarter of fiscal 2009, ended August 31, 2008.

Net sales for the second quarter of fiscal 2009 were $56.8 million, a 1.1 percent increase compared with $56.2 million in the second quarter of fiscal 2008. The company recorded a net loss of $1.3 million, or $0.09 per diluted common share, compared with a net loss of $1.7 million, or $0.12 per diluted common share, in the prior year’s quarter.

“Further deterioration in the automotive and building industries continued to negatively impact our business in the second quarter,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We anticipate that the weakness in these sectors will continue through fiscal 2010, if not longer.”

“In the second quarter we achieved new milestones in our effort to transform MSC into a more efficient and diversified global provider of acoustical and coated metal solutions. We began shipments into our first Quiet Steel® application with Subaru and won several new engine applications and brake programs around the globe. Amid difficult economic conditions, we’re aggressively pursuing ways to improve our profitability. This quarter we implemented a price increase across our products to counter the impact of rising manufacturing costs. Also, this week we announced a corporate restructuring plan that is expected to reduce our cost of sales and general and administrative expenses by a total of approximately $4.0 million in the third and fourth quarter of fiscal 2009. Also, we have achieved operational improvement through our six sigma program leading to gains in productivity, and reduced claims exposure,” Nastas said.

Results of Operations – Second Quarter Sales, Gross Profit and Income

Sales of acoustical materials, which are primarily to automotive manufacturers, decreased 1.5 percent to $25.7 million in the second quarter of fiscal 2009 from $26.0 million in the second quarter of fiscal 2008. Increased sales of body panel and brakes were offset by lower sales of engine.

Sales of coated materials, which are mainly to appliance, building product and automotive customers, increased 3.3 percent to $31.1 million in the second quarter from $30.1 million in the second quarter of fiscal 2008. Sales declines in appliances/HVAC, fuel tank and building products were offset by higher sales of gasket and furniture and fixtures.

Gross profit was $6.1 million in the second quarter compared with $5.4 million in the prior period. Gross margin increased to 10.7 percent in the second quarter from 9.7 percent in the second quarter of fiscal 2008. The $0.7 million increase in gross profit in the second quarter of fiscal 2009 was primarily due to favorable operating efficiencies relating to labor & overhead, claims, and other quality improvements, that were partially offset by unfavorable product sales price/mix.

Selling, general and administrative expenses were $9.4 million in the second quarter compared with $8.6 million in the second quarter of fiscal 2008. The increase is mainly due to higher compensation costs of $0.9 million, which were partially offset by lower bad debt expense of $0.4 million.

Material Sciences recorded a loss from operations for the second quarter of $3.3 million compared with a loss of $3.2 million in the second quarter of fiscal 2008. It recorded other income of $1.1 million versus $0.4 million in the comparable period, mainly due to a gain on the sale of Manulife Financial Corporation shares in the second quarter of fiscal 2009.

Net cash provided by operations was $5.6 million for the first six months of fiscal 2009, compared with $2.8 million in the same period last year. Capital expenditures were $2.8 million for the first half of fiscal 2008 versus $3.3 million in the comparable period.

Conference Call

Material Sciences will host a conference call to review its second quarter fiscal 2009 results on Thursday, October 9, 2008, at 9:00 a.m. CT. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition, including potential bankruptcy thereof, or results of operations, of one or more of the Company’s significant customers; our ability to retain key personnel; overcapacity in the coil coating industry; shifts in the supply model for our products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 29, 2008, filed with the Securities and Exchange Commission on May 29, 2008, our Form 10-Q for the quarter ended May 31, 2008, filed with the Securities and Exchange Commission on July 10, 2008, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended August 31,		Six Months Ended August 31,
(In thousands, except per share data)	2008	2007	2008	2007
Net Sales	$56,793	$56,166	$113,958	$116,831
Cost of Sales	50,735	50,740	101,099	102,684

Gross Profit	6,058	5,426	12,859	14,147
Selling, General and Administrative Expenses	9,362	8,628	19,716	18,916

Loss from Operations	(3,304)	(3,202)	(6,857)	(4,769)

Other Income, Net :
Interest Income, Net	(60)	(108)	(134)	(190)
Equity in Results of Joint Venture	(139)	(69)	(220)	(125)
Other, Net	(910)	(216)	(1,400)	(733)

Total Other Income, Net	(1,109)	(393)	(1,754)	(1,048)

Loss from Operations Before
Benefit for Income Taxes	(2,195)	(2,809)	(5,103)	(3,721)
Benefit for Income Taxes	(936)	(1,131)	(2,272)	(1,498)

Net Loss	$(1,259)	$(1,678)	$(2,831)	$(2,223)

Basic Net Loss Per Share	$(0.09)	$(0.12)	$(0.21)	$(0.15)

Diluted Net Loss Per Share	$(0.09)	$(0.12)	$(0.21)	$(0.15)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Loss Per Share	13,678	14,466	13,776	14,497
Dilutive Shares	—	—	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,678	14,466	13,776	14,497

Outstanding Common Stock Options Having No Dilutive Effect	582	169	582	169

Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	August 31, 2008	February 29, 2008
Assets:
Current Assets:
Cash and Cash Equivalents	$12,536	$7,913
Short Term Investments	—	6,933
Receivables, Less Reserves of $2,574 and $3,708, Respectively	28,208	28,547
Income Taxes Receivable	1,952	3,316
Prepaid Expenses	1,759	744
Inventories	35,889	31,811
Deferred Income Taxes	3,010	3,754
Assets Held for Sale	3,882	3,882
Other Assets	149	180

Total Current Assets	87,385	87,080

Property, Plant and Equipment	215,916	213,842
Accumulated Depreciation, Amortization and Accretion	(151,834)	(146,541)

Net Property, Plant and Equipment	64,082	67,301

Other Assets:
Investment in Joint Venture	3,684	3,094
Deferred Income Taxes	10,291	6,608
Other	2,860	232

Total Other Assets	16,835	9,934

Total Assets	$168,302	$164,315

Liabilities:
Current Liabilities:
Accounts Payable	$32,919	$22,513
Accrued Payroll Related Expenses	4,649	4,691
Accrued Expenses	7,501	7,403

Total Current Liabilities	45,069	34,607

Long-Term Liabilities:
Pension and Postretirement Liabilities	8,813	9,628
Other	5,655	4,948

Total Long-Term Liabilities	14,468	14,576

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,720	79,491
Treasury Stock at Cost	(56,088)	(52,978)
Retained Earnings	85,441	88,272
Accumulated Other Comprehensive Income	(689)	(34)

Total Shareowners’ Equity	108,765	115,132

Total Liabilities and Shareowners’ Equity	$168,302	$164,315

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Six Months Ended August 31,
(In thousands)	2008	2007
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(2,831)	$(2,223)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Gain on Sale of Marketable Securities	(841)	0
Depreciation, Amortization and Accretion	5,434	5,952
Provision for Deferred Income Taxes	(2,674)	(280)
Compensatory Effect of Stock Plans	219	56
Foreign Currency Transaction Gain	(354)	(587)
Other, Net	(220)	(94)
Changes in Assets and Liabilities:
Receivables	248	15,338
Income Taxes Receivable	1,657	(925)
Prepaid Expenses	(1,021)	(372)
Inventories	(4,113)	(598)
Accounts Payable	10,979	(12,381)
Accrued Expenses	(899)	(160)
Other, Net	(14)	(906)

Net Cash Provided by Continuing Operations	5,570	2,820
Net Cash Provided by Discontinued Operations	—	12

Net Cash Provided by Operating Activities	5,570	2,832

Investing Activities:
Capital Expenditures	(2,823)	(3,345)
Proceeds from Sale of Marketable Securities	4,027	—
Proceeds from Exclusivity Agreement	1,000	—

Net Cash Provided by (Used in) Investing Activities	2,204	(3,345)

Financing Activities:
Purchases of Treasury Stock	(3,110)	(2,353)
Issuance of Common Stock	11	140

Net Cash Used in Financing Activities	(3,099)	(2,213)

Effect of Exchange Rate Changes on Cash	(52)	14
Net Increase (Decrease) in Cash	4,623	(2,712)
Cash and Cash Equivalents at Beginning of Period	7,913	11,667

Cash and Cash Equivalents at End of Period	$12,536	$8,955

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$356	$399

Supplemental Cash Flow Disclosures:
Interest Paid	$49	$88
Income Taxes Paid (Credited)	29	(159)